SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

April 10, 2003

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On April 10, 2003, CSB Bancorp, Inc. released a letter to shareholders regarding first quarter 2003 earnings and announcing a dividend to shareholders. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to shareholders dated April 10, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: April 10, 2003	By: /s/ C. JAMES BESS
C. James Bess Chairman, President and Chief Executive Officer

Exhibit 99.1

[CSB BANCORP, INC. LETTERHEAD]

April 10, 2003

Dear Shareholder:

The Company’s unaudited net profit for the first quarter of 2003 totaled $598,000, or $0.23 per share.  This compares to net profit of $376,000, or $0.14 per share for the same period in 2002.  This represents a 59% increase quarter over quarter.

As a result of our continuing progress, the Company has declared a first quarter dividend of $0.12 per share; up from $0.10 per share for the fourth quarter of 2002.  Please find your check or statement enclosed.  This marks the sixth consecutive quarter that dividends have been paid since the regulatory prohibition contained in the Written Agreement that prohibited the payment of dividends without there being substantial progress in the financial condition and operation of the Company.  You will recall that quarterly dividends began with $0.05 per share, increased to $0.10 per share, and have now increased to the current $0.12 per share.

The strategic problem solving and rebuilding objectives that were established 2½ years ago to secure a prudent, safe and sound, profitable result for the Company’s business activities have been achieved.  We believe the Bank is now appropriately positioned to move on toward our objectives of continuing to improve earnings, efficiency, asset base, non-interest income, non-interest expense reduction, products and service enhancements, and market share; all aimed at enhancing shareholder value.

Thank you for your continuing confidence and support.

Sincerely,

_/s/ C. JAMES BESS________

C. James Bess

Chairman, President and

Chief Executive Officer